Pomeroy Computer Resources, Inc.
                         Exhibit 11 - Computation of Earnings Per
                          (in thousands, except per share amounts

                                             Fiscal Years

                                        1995       1996       1997
         BASIC
         Weighted average common
         shares outstanding            5,660      7,834     11,052
                                     ========   ========   ========
         Net income                  $ 4,367    $ 6,232    $16,313
                                     ========   ========   ========
         Net income per common share $  0.77    $  0.80    $  1.48
                                     ========   ========   ========

         DILUTED
         Weighted average common
         shares outstanding            5,660      7,834     11,052

         Dilutive effect of stock
         options outstanding during
         the period                      332        272        315

         Contingent shares                25         -          -
                                     ________   ________   ________
         Total common and common
         equivalent shares             6,007      8,106     11,367
                                     ========   ========   ========

         Net income                  $ 4,367    $ 6,232    $16,313
                                     ========   ========   ========
         Net income per common share $  0.73    $  0.77    $  1.44
                                     ========   ========   ========
                                    E-216